Exhibit 99.2

                  GARY M. RODKIN - SUMMARY OF EMPLOYMENT TERMS

Position: President and Chief Executive Officer for ConAgra Foods, Inc. beginning October 1, 2005

Annual Salary: $ 1,000,000 per annum.

Annual Incentive: Participation in the annual management incentive program uncapped but targeted at 200% of annual salary. For the fiscal year ending May 2006 only, a full year payout at no less than target guaranteed.

Long Term Incentive: In lieu of participation in the FY 06 long-term incentive program, 480,000 options awarded at end of FY 2006, with exercise price at the closing price of the company common stock on date of grant, and vesting 40%/30%/30% commencing with the end of FY 2007. Participation in ConAgra Foods long-term senior management incentive program commencing FY 2007 at levels commensurate with executive's position.

Stock Option Grant: One-time grant of 1,000,000 stock options on August 31, 2005, with exercise price at the closing price of the company common stock on date of grant and vesting 40%/30%/30% commencing with the end of FY 2007.

Relocation: Relocation benefits, including home sale and purchase assistance, commutation travel for executive to/from corporate headquarters/White Plains, and apartment housing in Omaha for the lesser of two years or until Executive purchases permanent housing, and full tax gross-up (excluding gain on sale of home).

Benefits and Perquisites: Participation in all employee and executive pension, profit sharing, 401(k) and welfare benefit plans (including medical and dental), and other benefit programs and arrangements, (including qualified and non-qualified plans).

Supplemental Retirement: Participation in the supplemental ConAgra Foods non-qualified pension plan and 401K non-qualified plan, with crediting of additional years of service and credits with respect to the non-qualified pension plan, and limitations with respect to both plans, as set forth in the employment agreement.

Employment Term and Termination: Either party may terminate employment agreement at any time. Upon death or permanent disability, restricted stock is fully vested, options are fully vested and exercisable during the remainder of their term, deferred compensation is promptly paid, and certain salary and bonus amounts are paid. Upon a termination by the company without cause or by the executive for good reason, (i) the benefits in the prior sentence are applicable, and (ii) the base salary and bonus continues for 24 months, and participation in health and welfare plans continues for up to two years. Upon a termination by the company with cause or by the executive without good reason, salary is paid through the month of termination and other benefits are payable in accordance with the company's benefit plans.

Change of Control Benefits: Participation in ConAgra Foods change of control benefits programs as modified from time to time (provided severance not less than 2.99 times annual compensation, plus excise tax gross-up).